JACKSONVILLE BANCORP ANNOUNCES
FIRST QUARTER EARNINGS

JACKSONVILLE, FLA., April 23/PRNewswire-First Call/—Jacksonville Bancorp, Inc. (NASDAQ: JAXB), holding company for The Jacksonville Bank, reported 2009 first quarter net income of $24 thousand, or $.01 per diluted share, compared to $537 thousand, or $.30 per diluted share in 2008.  Book value per common share at the period end was $15.43.

Total assets were $432.1 million at the quarter end, compared to $409.8 million as of March 31, 2008, an increase of $22.3 million.  Net loans increased 6.3% to $378.8 million as of March 31, 2009, compared to $356.3 million as of March 31, 2008.  Total deposits increased 1.9% to $344.5 million, compared to $338.2 million as of March 31, 2008.  Non-interest bearing deposits increased 4.6% to $41.9 million.

Jacksonville Bancorp, Inc. President and CEO Gilbert J. Pomar, III stated, “Although still profitable, our earnings continue to be impacted by charges to the provision for loan losses.  We have not deviated from our core business strategy which will continue to drive a solid fundamental operating performance in this challenging environment.”

The Company remains well capitalized with total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital at 11.97%, 9.25% and 8.28%, respectively.  “Our capital position remains strong, and we are well-positioned to take advantage of opportunities by meeting the needs of our customers at a time when many banks are retrenching,” said Mr. Pomar.  At March 31, the Company had $7.6 million in excess capital above regulatory well capitalized levels.

Net interest income for the quarter declined to $2.9 million, or 9.3%, when compared to the same three-month period in 2008.  The net interest margin was 2.87% for the quarter, compared to 2.70% in the fourth quarter of 2008 and 3.34% for the quarter ended March 31, 2008.  The interest margin compression over the linked quarter in 2008 was driven by the higher level of nonperforming loans and pressures from highly competitive markets, both locally and nationally.  The improvement over the fourth quarter is reflective of the Company’s ability to transition the more expensive maturing certificates of deposits into lower cost certificates of deposits and alternative funding sources.  The Company anticipates the improvement to be ongoing as rates continue to stabilize.

There were $701 thousand in net charge-offs during the first quarter, resulting in a ratio of net charge-offs to average loans of 0.74%, compared to $419 thousand, or 0.44%, of net charge-offs to average loans in the fourth quarter of 2008, and $208 thousand, or 0.24%, of net charge-offs to average loans in the first quarter of 2008.  The increase in net charge-offs is primarily due to the continued weakening of real estate values.  Nonperforming assets totaled $9.6 million, or 2.23%, of total assets at March 31, 2009 versus $12.5 million, or 2.89%, of total assets at December 31, 2008, and $991 thousand, or 0.24%, of total assets at March 31, 2008.  Included in nonperforming assets is one OREO property in the amount of $89 thousand that is carried at its fair value less anticipated selling costs.  The improvement in the nonperforming assets compared to the prior quarter was primarily the result of the foreclosure and sale of a $3.8 million property.

The first quarter provision for loan losses was $938 thousand, up $575 thousand from the first quarter of 2008.  The increase in the loan loss provision was necessitated primarily by the increased level of net charge-offs.  The allowance for loan losses as a percentage of loans was 1.29% at March 31, 2009, compared to 0.91% a year earlier, and 1.24% at December 31, 2008.  “We will continue to closely monitor our loan portfolio and will remain cognizant of continued pressure on real estate values,” Mr. Pomar went on to say.

Noninterest income increased by 10.3% over the first quarter 2008; the increase was driven primarily by a loan referral fee.  Noninterest expense remained relatively flat at $2.3 million for the quarter ended March 31, 2009 when compared to the same period in the prior year.  The reduction in net interest income was the primary driver of the increase in the Company’s efficiency ratio to 71.34%, compared to 66.61% a year earlier.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market.  The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals through its five full-service banking offices in Jacksonville, Florida.  More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties.  The risks, uncertainties and factors affecting actual results include but are not limited to: our relatively limited operating history; economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes.  The Company’s actual results may differ significantly from the results discussed in forward-looking statements.  Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission.

Contact Valerie Kendall at 904-421-3051 for additional information.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands except for per share data)

	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2009	2008

Earnings Summary
Total interest income	$5,681	$6,793
Total interest expense	$2,756	$3,568

Net interest income	$2,925	$3,225
Provision for loan losses	$938	$363

Net interest income after provision for loan losses	$1,987	$2,862
Noninterest income	$278	$252
Noninterest expense	$2,285	$2,316

Income before income tax	$(20)	$798
Income tax provision	$(44)	$261

Net income	$24	$537

Summary Average Balance Sheet
Loans, gross	$382,071	$353,026
Securities	$30,345	$31,990
Other earning assets	$696	$3,011
Total earning assets	$413,112	$388,027
Other assets	$16,824	$15,575
Total assets	$429,936	$403,602
Interest bearing liabilities	$359,845	$335,103
Other liabilities	$42,986	$41,529
Shareholders' equity	$27,105	$26,970
Total liabilities and shareholders' equity	$429,936	$403,602

Per Share Data
Basic earnings per share	$0.01	$0.31
Diluted earnings per share	$0.01	$0.30
Basic weighted average shares outstanding	1,748,647	1,747,629
Diluted weighted average shares outstanding	1,749,008	1,805,568
Book value per basic share at end of period	$15.43	$15.62
Tangible book value per share	15.43	15.62
Total shares outstanding at end of period	1,748,799	1,747,647
Closing market price per share	$8.00	$22.00

Selected Ratios
Return on average assets	0.02%	0.54%
Return on average equity	0.36%	8.01%
Average equity to average assets	6.30%	6.68%
Interest rate spread	2.47%	2.76%
Net interest margin	2.87%	3.34%
Allowance for loan losses as a percentage of total loans	1.29%	0.91%
Net charged off loans as a percentage of average loans	0.74%	0.24%
Efficiency Ratio	71.34%	66.61%

	March 31,	March 31,
Summary Balance Sheet	2009	2008

Cash and cash equivalents	$6,847	$9,004
Securities	29,168	31,810
Loans, gross	383,697	359,548
Allowance for loan losses	(4,942)	(3,270)
Loans, net	378,755	356,278
All other assets	17,349	12,735
Total assets	$432,119	$409,827
Deposit accounts	$344,505	$338,174
All other liabilities	60,626	44,349
Shareholders' equity	26,988	27,304
Total liabilities and shareholders' equity	$432,119	$409,827